Exhibit 5.3

HellerEhrman

14 January, 2005	Heller Ehrman White & McAuliffe

Solicitors and International Lawyers

Main 852.2292.2000

Fax 852.2292.2200

40397.0005 (7120)

ASAT Limited

Timerson Limited

c/o ASAT Holdings Limited

14th Floor, 138 Texaco Road

Tsuen Wan, New Territories

Hong Kong

ASAT Limited and Timerson Limited Guarantees of U.S. $150,000,000 9.25%

Senior Notes due 2011 of New ASAT (Finance) Limited

Ladies and Gentlemen,

1.	We have acted as Hong Kong legal counsel to ASAT Limited and Timerson Limited, companies incorporated under the laws of Hong Kong (collectively the “Companies” and each a “Company”; the Companies are sometimes referred to collectively with New ASAT (Finance) Limited, an exempted company with limited liability under the Companies Law (2003 Revision) of the Cayman Islands (the “Issuer”), as the “Registrants”), in connection with the filing by the Registrants with the United States Securities and Exchange Commission (the “Commission”) of a registration statement on Forms F-4 and S-4 as amended from time to time (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Securities Act”).

2.	We understand that, pursuant to the Registration Statement, the Issuer is registering under the Securities Act an aggregate of up to $150,000,000 in principal amount of its 9.25% Senior Notes due 2011 (the “Exchange Notes”) to be issued in exchange (the “Exchange Offer”) for a like principal amount of the Issuer’s outstanding 9.25% Senior Notes due 2011 (the “Outstanding Notes”) upon the terms set forth in the Registration Statement and the letter of transmittal filed as an exhibit thereto. The Outstanding Notes are guaranteed by each of the Companies (the “Outstanding Guarantees”). We understand further that, the Registration Statement also covers issuance of the guarantees by each of the Companies of the Exchange Notes in exchange for the Outstanding Guarantees pursuant to the Exchange Offer (the “Exchange Guarantees”). The Outstanding Notes and Outstanding Guarantees were issued, and the Exchange Notes and the Exchange Guarantees will be issued, pursuant to an Indenture dated as of 26 January 2004 by and among New ASAT (Finance) Limited, ASAT Holdings Limited, ASAT Limited, Timerson Limited, ASAT, Inc. and The Bank of New York, as Trustee (the “Indenture”).

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3.	Without prejudice to the generality of the foregoing, all references in this opinion to “Hong Kong” shall mean the Hong Kong Special Administrative Region of the People’s Republic of China.

4.	We have based our opinion upon our review of the following records, documents, instruments and certificates and searches:-

4.1	copies of

(i)	the Indenture;

(ii)	the Registration Rights Agreement dated as of 26 January 2004 entered into by, amongst others, the Issuer and the Companies; and

(iii)	the final draft of the Registration Statement

(collectively, the “Principal Agreements”);

4.2	a copy of each of (i) the certificate of incorporation, (ii) certificate(s) of incorporation on change of name, and (iii) the memorandum and articles of association of each of the Companies;

4.3	an original copy of the certificate of continuing registration of each of the Companies, both dated 11 November 2004;

4.4	a copy of each of the written resolutions of the board of directors and shareholders of the Companies approving, inter alia, the Principal Agreements and the transactions contemplated thereby, all dated 16 January 2004;

4.5	searches relating to the Companies, carried out on the following dates referred to below of:-

(i)	all public information as is maintained by the Registrar of Companies in Hong Kong (date: 11 November 2004); and

(ii)	computer records on the filing of winding-up petitions maintained by the Official Receiver’s Office of Hong Kong (date: 11 November 2004)

(collectively, the “Searches”);

4.6	the statutory books (including the register of members) of each of the Companies and other documents relating thereto (collectively, the “Statutory Records”), which were inspected by us on 11 November 2004.

We have not undertaken any searches or enquiries (including writ searches) other than those referred to in paragraph 4.5 above. We have not undertaken any inspections of the Statutory Records since the inspection referred to in paragraph 4.6 above. We have also assumed that further searches or inspections would not reveal any circumstances which would require or necessitate an amendment to this opinion.

5.	In giving this opinion, we have assumed:-

5.1	the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, seals, and chops (if any), and the conformity to the originals of all records, documents, and instruments submitted to us as copies;

5.2	the correctness of all facts stated in the Principal Agreements;

5.3	that, all material facts and documents relevant to this opinion have been disclosed to us;

5.4	that, the information disclosed by the Searches and the Statutory Records was complete, accurate and up-to-date as at the date and time of our Searches and the date and time of our inspection of the Statutory Records;

5.5	that, entering into the Principal Agreements and the Exchange Guarantees to be issued pursuant thereto is in the commercial benefit of the Companies;

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5.6	that, in connection with the resolutions of the board of directors and shareholders of each of the Companies provided to us in connection with this opinion, such resolutions (i) are complete and accurate, and have not been amended or rescinded and remain in full force and effect, (ii) were duly passed at a properly convened meeting or by way of written resolution signed by all duly appointed directors and shareholders of each of the Companies and (iii) were passed by a duly qualified quorum or with the unanimous written consent of the directors and shareholders of each of the Companies voting in favour of the resolutions and any requirements of law or provisions contained in the Companies Ordinance or the respective memoranda and articles of association of the Companies relating to the declaration of directors’ and shareholders’ interests or the power of interested directors and shareholders to vote were duly observed;

5.7	that, the memorandum and articles of association of each of the Companies are complete, accurate and up-to-date and have not been altered or modified; and

5.8	that, the Companies have not passed a winding-up resolution and are fully solvent and, further, that (i) no petition has been presented or order made for their winding-up or dissolution, (ii) no receiver, trustee or similar officer has been appointed in respect of the Companies or any of their assets, and (iii) no notice (which could lead to the Companies being struck off the Register of Companies) has been received by either of the Companies or published in the Gazette under section 291 of the Companies Ordinance.

6.	Based on and subject to the foregoing, the qualifications referred to above and the matters referred to below, we are of the opinion that:

6.1	each of the Companies is a company duly incorporated and validly existing under the laws of Hong Kong;

6.2	each of the Companies has the necessary corporate power and authority under the laws of Hong Kong and its memorandum and articles of association, to enter into and perform its obligations pursuant to the Exchange Guarantees;

6.3	the issue of the Exchange Guarantees has been duly authorized by the Companies; and

6.4	the execution and delivery of the Indenture have been duly authorized by the Companies.

7.	In connection with our opinion relating to the Principal Agreements, Exchange Guarantees, and other documents and instruments mentioned in this opinion, we express no opinion on any terms or provisions therein contained. In particular, we express no opinion as to the enforceability of any of such documents and instruments.

8.	This opinion is limited to, and given on the basis of, Hong Kong law in force at the date hereof as currently applied in the courts of Hong Kong. We accept no obligation to inform you of any change in such laws or in their interpretation or administration after the date hereof, which may affect the opinions expressed herein. We have made no investigation of, and express no opinion as to, the laws of any jurisdiction other than Hong Kong.

9.	Subject to paragraph 10 below, this opinion is addressed to you for your sole benefit in connection with the transactions contemplated by the Principal Agreements and the Exchange Guarantees to be issued pursuant thereto and may not, without our prior written consent, (i) be relied upon by any other person for any other purpose, (ii) be disclosed, except to persons who in the ordinary course of your business have access to your records on the basis that they will make no further disclosure and except to persons in the course of judicial arbitration or other legal proceedings or to persons in the course of regulatory governmental proceedings or inquiries, or (iii) be filed with any person or quoted or referred to in any public document and this opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

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10.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings “Risk Factors”, “Legal Matters” and “Enforceability of Civil Liabilities” in the related prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Further, we consent to the reliance by Wilson Sonsini Goodrich & Rosati, Professional Corporation, on this letter in connection with their opinions regarding the enforceability of the Exchange Guarantees against the Companies.

Yours faithfully,

/s/    Heller Ehrman

HELLER EHRMAN WHITE & McAULIFFE